Exhibit 10.106

Loan Contract

within the framework of the

KfW-Beteiligungsfond Ost (117) program

(Participation fund (East) of the Reconstruction Loan Corporation)

Between

Deutsche Bank Aktiengesellschaft

Filiale Dresden

Glacisstraße 2

01099 Dresden

-               hereinafter called  “Bank”

and

Southwall Technologies Inc.

1029 Corporation Way

Palo Alto, CA, 94303

-               hereinafter called “participation grantor”

the following loan contract is concluded:

§ 1          Granting of a loan

(1)                                  The Bank grants to the participation grantor an earmarked loan amounting to DM 2,442,000.00 (in words:  two million four hundred forty two thousand Deutsche Mark).

(2)                                  As far as the loan is concerned, it will be made available to the Bank by the Kreditanstalt für Wiederaufbau (Reconstruction Loan Corporation) (hereinafter called “KfW”) within the KfW-Beteiligungsfond (Ost) program.

(3)                                  Besides the general Bank conditions as amended, the terms and conditions for the KfW participation programs, as amended in 12/98, for bank transmission shall apply to the loan contract, where both form an integral part of this contract, as well as the following terms and conditions:

§ 2                               Earmarking

(1)                                  The loan shall be exclusively used for a 100% financing of a participation to be taken over by the participation grantor amounting to DM 2,442,000.00 in Southwall Europe GmbH, 01897 Großröhrsdorf (hereinafter called  “participation taker”).

(2)                                  The participation grantor undertakes to guarantee that the funds the participation taker receives by taking over the participation will only be used for the strengthening of his own equity basis in order to guarantee the co-financing of the following measures in Großröhrsdorf, Stadt, Kreis Kamenz.

Machinery/equipment/facilities	DM	23,100,000.00
Industrial construction costs	DM	15,200,000.00
Total investment acc. to promise of credit of KfW to Bank:	DM	38,300,000.00

The total financing shall be made as follows:

Participation	DM	2,442,000.00
Participation of VMP Venture Management
Partners GmbH	DM	858,000.00
Investment grant/allowance	DM	13,404,000.00
EKE	DM	4,890,000.00
Other long-term outside funds	DM	13,500,000.00
Own funds	DM	3,206,000.00
Total financing	DM	38,300,000.00

The participation grantor shall monitor the earmarked use of the funds and he shall prove it vis-a-vis the Bank and the KfW on the enclosed forms immediately after the completion of the project.

The participation grantor shall keep the records on the monitoring of the earmarked use of the participation funds.

(3)                                  The Bank shall be notified immediately if the amount of the participation, the investment project or its financing will be changed.

(4)                                  The KfW reserved the right for the KfW participation programs, as amended in 12/98, for bank transmission to reduce the loan to the Bank on a pro rata basis if the participation will not be effected to the amount planned or if the participation relations will change.  Also the Bank reserves the right for such cases to reduce the loan to the participation grantor.

(5)                                  If the reduction concerns amounts already paid, the Bank must immediately repay the reduced amounts to the KfW.  The participation grantor undertakes to pay the corresponding amounts to the Bank.

§ 3          Payment

(1)                                  The loan shall be paid in an amount of 100% and its full amount shall be transferred to the participation taker.  The net loan amount shall be DM 2,442,000.00.

(2)                                  Prior to payment the signed subsidy declaration for the KfW-Beteiligungsfond, the articles of association of the participation taker as well as the enclosed side-letter shall be submitted to the KfW.

(3)                                  The loan will be made available as soon as the Bank will have received the refinancing funds from the KfW.  It is known to the participation grantor that the Bank can only call for the refinancing funds when the paying in will be due according to the participation agreement and the Bank will have transferred a copy of the signed participation agreement to the KfW.

(4)                                  If, after payment, it should be the case that the conditions required to call for the payment of the loan do not fully exist, the amounts concerned shall be immediately repaid to the Bank which, in turn, undertakes to repay the amounts to the KfW.  The concerned amounts can only be called for again if the requirements required to call for the payment will be met.

(5)                                  The KfW may refuse the payment of the loan funds if the payment requirements are not met or if there are any other reasons allowing to call in the loan.  If the Bank should not receive the refinancing funds from the KfW, for any reason, it shall be released from the obligation to pay the loan.

(6)                                  From July 8, 1999 a credit commission of 0.25% p.m. shall be paid, quarterly afterwards, on loan proceeds not yet paid out at the request of the KfW.

(7)                                  The time of calling ends on June 8, 2000.  If the loan will not be called for until this date and if, on the punctual prior application of the KfW, the extension of the time of calling will not be approved, the Bank will not be bound to this contract any longer.

(8)                                  The entering of this loan shall be made via the special account 5390745 30 made out to Southwall Technologies Inc., Palo Alto.

§ 4          Payment of interests

(1)                                  An interest of 5.75% p.a. shall be paid on the loan; the obligation to pay interest shall begin with the day following the payment by the KfW (transfer day) on which the loan will be paid out pursuant to § 3 subsection (2) and it shall end with the day on which the KfW receives the redemption rate.  The interests shall become due quarterly afterwards by March 31, June 30, September 30 and December 30 of each year.

(2)                                  In order to meet the requirements of the KfW concerning the dates the Bank will charge the account 5390745 00, made out to Southwall Technologies Inc., Palo Alto, with the due amounts in time.

§ 5          Repayment

(1)                                  The loan shall be repaid in one amount on June 30, 2009.  Early repayments shall only be allowed with the prior consent of the Bank and the KfW.

§ 6          Payment before due date

The loan shall be repaid immediately if the Bank is obligated to repayment vis-à-vis the KfW or if the participation for repayment will be terminated.  Repayments of the loan before the due date shall only be permissible with the consent of the Bank — except due to a complete or partial termination of the participation by the participation taker.  The Bank shall be entitled to charge a compensation for payment before the due date in case of an approval-requiring loan repayment before the due date.

§ 7          Compensation for default

In case the participation grantor did not make the due payments (for instance, interests) to the Bank in time, the Bank may charge a compensation for the arrears amounting to 3% p.a. of the current basic interest rate (as the following interest rate of the discount rate pursuant to the Transitory law concerning the discount rate).

In case the delay takes more than one month, the Bank may terminate the whole credit for immediate repayment.

§ 8          Assignment/security

(1)                                  It is known to the participation grantor that the Bank assigns the claims for the repayment of the loan including all ancillary claims to the KfW, where the Bank remains entitled to collect the assigned claims within the framework of its orderly conduct of affairs.

(2)                                  By a special declaration the participation grantor shall assign, as a security for this credit, each and all claims and rights resulting from the participation — as far as they are financed from this loan — including all ancillary rights (however, not the share as such) to the Bank, irrespective of the fact whether they have already accrued or will come to accrual.  The participation taker must confirm this assignment by a separate declaration.

(3)                                  The participation grantor is not entitled to ask for any security to be provided to him for the participation without the prior consent of the KfW unless it will be a guarantee or any other comparable security provided by the shareholders or their family members and which serve as a correction of fraudulent transfer of assets or limitation of liability resulting from the firm’s structure of the participation taker.  If admissible securities will be ordered pursuant to this subparagraph they shall be assigned to the Bank.

(4)                                  As an additional security for the share of the loan provided under the liability of the Bank the following shall be used or provided — according to a separate agreement also on the purpose of the security -:

Pledging of securities

(5)           The joint liability of securities on the basis of the general bank conditions and/or special agreements shall remain unaffected.

§ 9          Interest surcharge

(1)                                The interest rate to be paid by the participation grantor pursuant to § 4 sub-section (1) shall be increased retrospectively, in the case of § 14 sub-section (1) (a) or (b) from the time of payment on, in the case of § 14 sub-section (1) (c), (e) or (f) from the day of the event being the reason for the termination, by 3 % p.a., however, at least to 2 % p.a. of the current basic interest rate (as the following interest rate of the discount rate pursuant to the transitory law concerning the discount rate).  The interests are due upon the first request of the Bank.

(2)                                  The aforementioned surcharge shall also be charged if the participation grantor does not use the provided funds immediately for the fixed purpose, if he does not give them back immediately in case there is no possibility to use them or if he fails to inform the Bank about a necessary cut, i.e. from the day of the failure to comply with this duty.

§ 10        Release from liability

(1)                                Pursuant to the promise of credit made by KfW to the Bank, the Bank shall be released from the liability for the loan by 50% with consideration to no.2., 7. sub-section (1) to (7), requirements for the KfW-Beteiligungsfond (Ost) for Bank transmission.

(2)                                  The participation grantor is not released from liability.  The Bank will assert the outstanding claim against the participation grantor and transfer the share of the proceeds exceeding its liability share to the KfW.

(3)                                Supplementing no. 7 (8), Requirements for the KfW-Beteiligungsfond (Ost) for Bank transmissions as amended in 12/98, the participation grantor shall undertake to pay the agreed interests in its full amount.

(4)                                The participation grantor undertakes to immediately notify the Bank of the receipt of any refluxes he receives after the due date of the loan and to distribute it to the Bank.

§ 11        Obligation to notify

(1)                                  The participation grantor undertakes to annually submit to the Bank for transmission to the KfW a copy of his annual statement of accounts (balance sheet as well as profit and loss account), if the participation grantor is no private person, as well as the one of the participation taker including the necessary explanations.  In case there is a delay of the preparation of the annual statement of accounts the preliminary figures shall be submitted first.  The participation grantor shall immediately inform the Bank about any important events concerning him or participation taker, in particular, about any changes of the amount of the participation, the shareholders’ and participation conditions.  As regards the participation taker this shall also apply to the taking over and disposal of participation in other enterprises as well as for the conclusion, annulment and amendment of shareholders’ agreements, for the sale of the participation taker as a whole or of parts of the participation taker.

(2)                                  The Bank - and after agreement with it, also the KfW — shall be entitled to check the use of the earmarked credit at any time at the participation grantor, to audit the business records and the books of the participation grantor to this end and to inform themselves about his state of affairs, where the KfW shall also be entitled to order an auditor to carry out the audits at the Bank and at the participation grantor at the expenses of the participation grantor.

The participation grantor must guarantee that the aforementioned rights to audit concerning the refinanced participation of the KfW and the Bank must also be allowed towards the participation taker.

As regards the right of the Federal Audit Office to audit pursuant to § 91, Federal Budgetary Regulations, the participation grantor must guarantee that all documents will be made available to him from the participation taker which the Federal Audit Office considers to be necessary.

§ 12        Participation agreement

(1)                                  The participation grantor shall undertake to explicitly refer to the KfW-Beteiligungsfond (Ost) program in the agreement to be concluded between himself and the participation taker.

(2)                                The participation grantor shall undertake to conclude the participation agreement such that it corresponds to the provisions of this loan contract and to the requirements for the KfW-participation program for bank transmission.

(3)                                A participation payment usual in the market must be agreed between the participation grantor and the participation taker.  An appropriate part of the participation payment shall be agreed with the participation taker depending on the profit.

(4)                                In the participation agreement it shall be agreed that the participation taker may terminate the participation fully or partially at any time by giving 12 months’ notice.  When the participation relationship will be terminated the capital provided to the participation taker by the participation grantor on the basis of this contract shall be repaid to the participation grantor in one amount according to the terminated share.

(5)                                The participation grantor shall undertake to agree his claim to repayment of the capital provided to the participation taker in the contract such that he would rank after the other corporate creditors in case of composition proceedings or bankruptcy, however, before the claims of the shareholder(s) and his/their relatives.

(6)                                In the participation agreement the participation grantor will reserve the right to make dependent on his prior approval any legal transactions and legal acts going beyond the level of the usual business operation and which may have significant effects on the financial and earning situation of the participation taker.

He will reserve the right to terminate the participation agreement for cause, in particular, for the causes stipulated in § 14 sub-section (1) (b), (c) or (g), before the agreed date.  He shall notify the Bank of this termination immediately.

(7)                                In the participation agreement it shall be agreed that the Bank and the KfW shall have the right to check the use of the earmarked credit at any time, to audit the business records and the books of the participation taker and to inform themselves about his state of affairs.

(8)                                Prior to the payment of the loan funds a copy of the signed participation agreement shall be submitted to the Bank for transmission to the KfW.  The agreement shall not give rise to complaint.

(9)           Any amendments of the participation agreement shall be subject to the written consent of the KfW.

§ 13        Modifications requiring approval

(1)                                The participation grantor shall obtain the prior approval of the KfW via the Bank, if he wants to reduce or terminate the participation before the repayment date stipulated in the promise of credit.

(2)                                Any claims arising form this loan contract cannot be assigned or pledged except with the approval of the KfW.  The same applies to claims arising from the participation agreement; the participation grantor shall agree this with the participation taker in an appropriate way.

§ 14        Right of the Bank to terminate

(1)                                The Bank shall be entitled to terminate the loan for cause at any time and to require the immediate repayment of the loan proceeds including accrued interest, in particular, if

(a)           the participation grantor acquired the loan wrongfully or if it was not used according to its purpose.

(b)                               the requirements of the taking over of the participation were not met or if the funds from the participation were not used according to its purpose.

(c)                                the requirements for the granting of the loan or the taking over of the participation have changed or were cancelled later (for instance by selling the firm or parts of the firm of the participation taker, change of the property or participation relations) as well as in all cases in which the participation relationship is terminated.

(d)                               the participation grantor gave wrong information on his financial situation, or if it deteriorated considerably or if there is a considerable damage to his financial position or if there are any other exceptional circumstances that endanger, delay or make impossible the fulfillment of the obligations of the participation grantor arising from this loan contract.

(e)           the participation grantor neglects any other important duty taken over in this contract;

(f)                                    a condition arises that would give the participation grantor the right to terminate in exceptional cases.  For this case the Bank will reserve the right to terminate also if the participation grantor will not make use of his right to terminate.

(g)           with regard to the property of the participation taker, his assignee or successor

1.             wrong information was given;

2.                                       insolvency proceedings (such as bankruptcy or execution proceedings) are instituted or were rejected for lack of assets

3.                                       judicial insolvency proceedings or other official proceedings were instituted resulting in the exclusion of an individual execution;

4.                                       a settlement out of court (settlement granting the debtor a respite in order to avoid bankruptcy, quota settlement or composition in winding up proceedings) was reached to which all or a group of comparable creditors agreed;

5.             an execution did not result in a full satisfaction because of the repayment of the participation;

6.                                       the economic situation is so unfavorable that the participation taker stopped his payments fully or to a considerable extent;

(2)                                  If the loan becomes due pursuant to sub-section (1) of this section or becomes due before the agreed date pursuant to § 6, the participation grantor must pay to the bank at their request the amount that corresponds to the interests, that — setting off the interest income of the Bank in case of interim reinvestment of the credit amount — would have to be paid on the credit from the day of the actual repayment until the day of the final due date.  The participation grantor shall also bear any other costs related to the termination.

(3)           The provision of § 7 (compensation for default) shall apply accordingly.

(4)                                The Bank is at liberty to exercise the rights being due to them on the basis of this section; the non-use of these rights does not constitute a waiver of the right.

(5)                                If the Bank makes use of its right to terminate pursuant to subsection (1), the participation grantor must terminate the participation without notice if it is admissible pursuant to § 12 subsection (6) sentence 2.

§ 15        Miscellaneous

Any potential royalties by the participation taker to the participation grantor may only be paid after the approval of KfW.

§ 16        Place of performance, jurisdiction

Place of performance and jurisdiction shall be Leipzig.

§ 17        Final clause

(1)                                In case several provisions of this contract should become legally invalid or unenforceable, fully or partially, the validity of the other provisions remains unaffected of this.  In this case, the parties to the contract will amend the contract correspondingly.

(2)                                  All amendments and modifications to this contract as well as all declarations and information given between the parties to this contract on the basis of this contract shall be made in writing.

The participation grantor is requested to declare his consent to this loan contract by signing it with legally binding effect and return the enclosed copies of this letter.

Deutsche Bank AG
Filiale Dresden

Dresden, June 14, 1999
	Sig./Gogolinki	Peter Riedel

I hereby consent to all parts of the terms and conditions stipulated in this contract

Southwall Technologies Inc.

Dresden, August 4, 1999
Sig. Billy R. Finley
Vice President and CFO

Annexes:	1. “Conditions for the KfW participation programs for bank transmission”
2. Form “Use of funds”
3. Contract concerning the assignment of claims
4. Approval of assignment